                                                                  EXHIBIT 12.01


                    NORTHERN STATES POWER COMPANY - MINNESOTA
                                AND SUBSIDIARIES

                  COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS
                          TO CONSOLIDATED FIXED CHARGES

            (NOT COVERED BY REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS)


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
                                                                             YEAR ENDED DECEMBER 31,
                                                           -------------------------------------------------------
                                                             2000       1999        1998        1997         1996
                                                           --------  ---------- ----------- -----------  ---------
                                                                        (IN THOUSANDS, EXCEPT RATIOS)
EARNINGS:
    Net Income.......................................      $111,224    $158,980    $210,206   $199,465    $218,627
    Provisions for Federal and state taxes on income.        92,191      97,431     124,713    121,764     138,244
    Fixed charges as below...........................       146,192     125,431     113,160    117,928     105,905
    Less: Undistributed equity in earnings
          of unconsolidated affiliates...............             -           -           -          -           -
                                                           --------    --------    --------   --------    --------

       Total ........................................      $349,607    $381,842    $448,079   $439,157    $462,776
                                                           ========    ========    ========   ========    ========

FIXED CHARGES:
    Interest charges, excluding AFC - debt...........      $130,442    $109,681    $ 97,410   $103,490    $105,905
    Distributions on redeemable preferred securities
           of subsidiary trust.......................        15,750      15,750      15,750     14,438           -
                                                           --------    --------    --------   --------    --------

       Total.........................................      $146,192    $125,431    $113,160   $117,928    $105,905
                                                           ========    ========    ========   =========   ========

RATIO OF EARNINGS TO FIXED CHARGES...................           2.4         3.0         4.0        3.7         4.4
                                                           ========    ========    ========   ========    ========
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